UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2005
Southern Community Financial Corporation
(Exact name of registrant as specified in its charter)

North Carolina	00033227	562270620

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4605 Country Club Rd., Winston-Salem, North Carolina	27104

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	336-768-8500
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On October 26, 2005, Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and nine month periods ended September 30, 2005. For the third quarter ended September 30, 2005, the Company reported record net income of $2.5 million, up 17.4% from $2.1 million in the year ago period. Earnings per diluted share increased 16.7% to $0.14 compared to $0.12 per diluted share for the third quarter of 2004. As for the nine month period ended September 30, 2005, net income rose to $6.1 million representing an increase of 6.8% over the $5.7 million earned for the same period in 2004. On a diluted per share basis, the Company reported $0.34 versus $0.32 for the nine month period ended September 30, 2004, up 6.3%.
Southern Community Financial Corporation Chairman, and Chief Executive Officer F. Scott Bauer commented, “We are pleased with our third quarter results in which we achieved record profitability while maintaining excellent credit quality. We continue to have solid loan growth, and have been successful in attracting non-maturity deposits in our market area. During this challenging rate environment, we expect to continue to deploy cash flows from earnings and maturities of investments into our loan portfolio. We are making meaningful changes to improve profitability and are excited about our future.”
Item 8.01 Other Events.
On October 27, 2005, Southern Community Financial Corporation announced that its Board of Directors, at its regular meeting on October 19, 2005, declared a quarterly cash dividend of $0.03 per share on the Corporation’s common Stock. The dividend is payable on December 1, 2005 to shareholders of record as of the close of business on November 15, 2005. This is the Corporation’s third consective quarterly dividend, following its former practice of annual cash dividends.
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank And Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.
Southern Community Financial Corporation’s common stock and trust preferred securitites are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com
Item 9.01 Financial Statements and Exhibits.
Exhibit 99.1 Press Release
Exhibit 99.2 Press Release

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Southern Community Financial Corporation
October 27, 2005	By:	/s/ David W. Hinshaw
		Name:	David W. Hinshaw
		Title:	Executive Vice President and Chief Financial Officer